Exhibit 4.2

FIRST MIDWEST BANCORP, INC.,

Company,

AND

U.S. BANK NATIONAL ASSOCIATION,
Trustee

FIRST
SUPPLEMENTAL
INDENTURE

Dated as of
September 29, 2016

TO

SUBORDINATED
NOTES
INDENTURE

Dated as of
September 29, 2016

5.875% SUBORDINATED NOTES DUE 2026

i

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of September 29, 2016 (this “Supplemental Indenture”), between First Midwest Bancorp, Inc., a Delaware corporation having an address at One Pierce Place, Suite 1500, Itasca, Illinois 60143 (hereinafter called the “Company,” which term shall include any successors and assigns pursuant to the terms of this Supplemental Indenture), and U.S. Bank National Association, a national banking association having an address at 190 S. LaSalle Street 10th Fl., Chicago, Illinois 60603 (hereinafter called the “Trustee”).

WHEREAS, the Company executed and delivered the Subordinated Notes Indenture (the “Indenture”), dated as of September 29, 2016, to the Trustee, to provide for the issuance from time to time of the Company’s unsecured subordinated debentures, notes, bonds or other evidences of indebtedness (the “Securities”), to be issued in one or more series;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a series of its Securities under the Indenture to be known as its “5.875% Subordinated Notes due 2026” (the “Notes”), the form and substance of and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the Board of Directors of the Company, pursuant to resolutions duly adopted on September 9 and September 22, 2016, has duly authorized the issuance of the Notes and the amendments to the Indenture provided for in this Supplemental Indenture, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 2.03, Section 3.01, Section 3.03 and Article IX of the Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make each of the Notes, when executed by the Company and authenticated and delivered by the Trustee or an authentication agent, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Notes, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1)                                 all references in this instrument to designated “Articles,” “Sections” and other subdivisions are to be designated Articles, Sections and other subdivisions of this instrument unless the context otherwise requires; the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(2)                                 each term defined in the Indenture has the same meaning when used in this Supplemental Indenture, except to the extent specifically defined herein, in which case the meaning ascribed to it in this Supplemental Indenture shall control.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1                                    Designation and Principal Amount.

There is hereby authorized and established a series of Securities under the Indenture, designated as the “5.875% Subordinated Notes due 2026.”

Section 2.2                                    Form and Denomination of Notes.

The definitive form of the Notes and the Trustee’s Certificate of Authentication to be endorsed thereon shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Notes shall bear interest and have such other terms as are stated in the form of definitive Notes or in the Indenture, as supplemented by this Supplemental Indenture. The Stated Maturity Date of the Notes shall be September 29, 2026. The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall not be issued as Original Issue Discount Securities.

Section 2.3                                    Initial Limit on Amount of Series.

The Notes shall initially be limited to U.S. $150,000,000 in aggregate principal amount, and may, upon the execution and delivery of this Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the delivery of a Company Order. Following the initial issuance of the Notes, the aggregate principal amount of Notes may be increased as provided in Section 2.5 hereof.

Section 2.4                                    Rank; Subordination.

The Notes are unsecured and shall rank subordinate and junior, to the extent and in the manner set forth in the Indenture, in right of payment and upon liquidation to the Company’s obligations to the holders of Senior Debt of the Company and  shall rank on a parity in right of payment and upon liquidation with themselves and with all of the Company’s other Subordinated Debt.  It is intended that the Notes be and are Tier 2 capital or the equivalent under the FRB’s Regulation Q, 12 C.F.R. Part 217 (or any successor regulation)(“Tier 2 Capital”), for all regulatory purposes.

Section 2.5                                    Further Issues Without Holders’ Consent.

The Company may, without notice to or the consent of the Holders of the Notes, but in compliance with the terms of the Indenture and this Supplemental Indenture, issue additional Notes having the same ranking, interest rate, maturity date and other terms as the Notes (other than the date of issuance, the issue price, the initial interest accrual date and the first Interest Payment Date). Any such additional Notes will rank equally and ratably with the Notes.  Any such additional Notes, together with the Notes initially issued hereunder, will constitute a single series of Securities for all purposes under the Indenture.  Notwithstanding anything to the contrary in the foregoing, no additional Notes may be issued unless they will be fungible with the Notes offered hereby for United States federal income tax and securities law purposes, and unless the additional Notes have the same CUSIP number as these Notes.  No additional Notes may be issued if any Default has occurred and is continuing with respect to the Notes.

Section 2.6                                    Form and Payment.

Principal of, premium, if any, and interest on the Notes shall be payable in U.S. Dollars.

Section 2.7                                    Redemption; No Sinking Fund.

The Notes will be redeemable at the Company’s option, subject to receipt of prior approval from the FRB, in whole or in part, on or after August 29, 2026, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the Redemption Date. No sinking fund will be provided with respect to the Notes.  In no event shall any Holder of the Notes have the right to require the Company to call, redeem or repurchase the Notes, in whole or in part.  Nothing in this Section 2.7 shall limit the ability of Holders of Notes to enforce their rights to the payment of principal, premium, if any, and interest on the Notes at maturity as provided in the Notes and in the Indenture, including Section 7.07 of the Indenture.

Section 2.8                                    Events of Default.

Only the Events of Default described in Section 7.01 of the Indenture shall permit acceleration of the maturity of the Notes, as provided in Section 7.01 of the Indenture.

Section 2.9                                    Global Securities.

The Notes shall be issued as Fully Registered Securities and in the form of one or more permanent Global Securities, without coupons, registered in the name of the Depositary or its nominee. Except as otherwise provided in Section 2.03 of the Indenture, the Global Securities described above may be transferred by the Depositary, in whole but not in part, only to a nominee of the Depositary, or by a nominee of the Depositary to the Depositary, or to a successor Depositary or to a nominee of such successor Depositary.

Owners of beneficial interests in such Global Securities will not be considered the Holders thereof for any purpose under the Indenture. The rights of owners of beneficial interests in such Global Securities shall be exercised only through the Depositary.

ARTICLE III

ORIGINAL ISSUE OF NOTES

Section 3.1                                    Original Issue of Notes.

The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company Order, authenticate and deliver such Notes as in such Company Order provided.

ARTICLE IV

MISCELLANEOUS

Section 4.1                                    Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this Supplemental Indenture shall apply solely with respect to the Notes and shall govern in the event of any difference with the Indenture.

Section 4.2                                    Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

Section 4.3                                    Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 4.4                                    Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether expressed or not.

Section 4.5                                    Separability Clause.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.6                                    Benefits of Indenture.

Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the Holders of the Securities, the parties hereto and their successors hereunder, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 4.7                                    Governing Law.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.8                                    Waiver of Jury Trial.

EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER OF A SECURITY BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SECURITIES, THE INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 4.9                                    Counterparts.

This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.10                             Trustee.

The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Supplemental Indenture, and it shall not be responsible for any statement of the Company in this Supplemental Indenture. The Trustee makes no representations with respect to the effectiveness or adequacy of this Supplemental Indenture.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

FIRST MIDWEST BANCORP., INC.

By:	/s/ Michael L. Scudder
Name:	Michael L. Scudder
Title:	President and Chief Executive Officer

U.S. BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Linda E. Garcia
Name:	Linda E. Garcia
Title:	Vice President

[Signature page to First Supplemental Indenture]

Exhibit A

FORM OF NOTE